Exhibit 99.1
Tri City Bankshares Corporation
Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)
                                                                                                Nine Months Ended                                           Three Months Ended
	9/30/2009	9/30/2008	9/30/2009	9/30/2008
Interest Income	$30,163,912	$32,833,935	$10,013,754	$10,678,406
Interest Expense	5,182,386	7,447,075	1,686,515	2,204,491
Net Interest Income	24,981,526	25,386,860	8,327,239	8,473,915
Other Income	10,759,000	9,682,416	3,438,841	3,104,360
Less: Other Operating Expenses	24,526,179	22,701,620	8,354,757	7,511,890
Income Before Income Taxes	11,214,347	12,367,656	3,411,323	4,066,385
Provision for Income Taxes	3,905,000	3,964,500	1,171,000	1,357,000
Net Income	$7,309,347	$8,403,156	$2,240,323	$2,709,385
Net Income Per Common Share	$0.82	$0.94	$0.25	$0.30

BALANCE SHEET (unaudited) September 30, 2009 and 2008

Assets                                                                                           2009                              2008        Liabilities & Equity                                                                          2009                             2008
Cash and Due from Banks	$24,223,168	$22,884,080	Non Interest Bearing	$25,858,448	$133,073,925
Investment Securities	117,510,645	110,304,495	Interest Bearing	552,327,029	530,863,542
Federal Funds Sold	10,610,388	17,626,070	Total Deposits	678,185,477	663,937,467
Total Loans	601,160,367	593,061,779	Short Term Debt	553,106	2,508,248
Allowance for Loan Losses	(5,996,702)	(5,989,952)	Other Liabilities	2,627,154	2,862,487
Net Loans	595,163,665	587,071,827	Total Liabilities	681,365,737	669,308,202
Bank Premises & Equipment	20,410,150	21,238,410	Common Stock	8,904,915	8,904,915
Cash surrender value of life insurance	11,424,408	10,931,603	Additional Paid-In Capital	26,543,470	26,543,470
Other Assets	11,055,838	7,882,043	Retained Earnings	73,584,140	73,181,941
			Total Stockholders' Equity	109,032,525	108,630,326
Total Assets	$790,398,262	$777,938,528	Total Liabilities & Equity	$790,398,262	$777,938,528

MANAGEMENT COMMENTS

The Corporation posted net income of $7,309,347 for the first nine months of 2009, a decrease of $1.1 million (13.0%) compared to the first nine months of 2008.  Non-recurring income received in 2008 accounts for part of the decrease, the remainder of the decrease attributable to an increase in the provision for loan losses in 2009.  Non-recurring income in 2008 included a tax exempt death benefit from bank owned life insurance in the amount of $606,600 and a gain on sale of VISA stock following the Visa IPO in the amount of $108,600.  The provision for loan losses increased pre-tax expense $650,000 (after tax increase of $445,000) for the nine months ending September 30, 2009 compared to the same period in 2008.

Earnings per share (EPS) decreased $0.12 to $0.82 for the nine months ending September 30, 2009 compared to the same period in 2008.  EPS excluding non-recurring items, decreased $0.04 for the nine months ended September 30, 2009 compared to the nine months ending September 30, 2008.